Exhibit 99.1

NEWS RELEASE

Genworth Financial Reports First Quarter 2007 Operating EPS Of $0.75 Up 7%

Net Income From Continuing Operations Per Diluted Share of $0.69

Richmond, VA (April 30, 2007) – Genworth Financial, Inc. (NYSE: GNW) today reported net income from continuing operations for the first quarter of 2007 of $314 million, or $0.69 per diluted share. Net income from continuing operations for the first quarter of 2006 was $322 million, or $0.67 per diluted share. Net income from continuing operations for the first quarter of 2007 included a non-recurring charge of $14 million for after-tax reorganization related expenses and $12 million of after-tax net investment losses. Net income from continuing operations for the first quarter of 2006 included $15 million of after-tax net investment losses.

	Three months ended March 31 (Unaudited)
	2007		2006
	Total	Per diluted share	Total	Per diluted share
(Amounts in millions, except per share)
Net income from continuing operations	$314	$0.69	$322	$0.67
Net operating income[1]	$340	$0.75	$337	$0.70
Weighted average diluted shares	455.0		479.5

Net operating income for the first quarter of 2007 was $340 million, or $0.75 per diluted share, compared to net operating income of $337 million, or $0.70 per diluted share, in the first quarter of 2006.

[1]	This is a financial measure not calculated based on U.S. Generally Accepted Accounting Principles (“Non-GAAP”). See the Use of Non-GAAP Measures section for additional information.

“Genworth is off to a sound start in 2007, with strong growth in key platforms including fee-based managed money and retirement income, universal life insurance and our international operations,” said Michael D. Fraizer, chairman and chief executive officer. “We remain focused on transitioning the performance of our old long term care block of business and building growth momentum in the U.S. mortgage insurance business.”

Recent Highlights

•	Strong progress was made in the shift to fee-based products in the Retirement and Protection segment.

-	Managed money assets under management (AUM) more than tripled to $18.8 billion from strong organic growth and the addition of AssetMark.

-	Income distribution series[2] sales increased 55 percent to $409 million.

•	Universal life annualized first year premiums increased 22 percent.

•	Long term care (LTC) continued repositioning for sales growth.

-	Independent channel sales grew 15 percent.

-	Genworth had $4 million of sales from a newly introduced linked benefit products, and in April introduced a new individual LTC product with lower premiums to enhance affordability options.

•	Strong international sales growth was driven by both increased penetration with existing customers and from recently entered countries.

-	Payment protection sales increased 28 percent[3] from higher reinsurance volume in Canada, growth in the United Kingdom, and expansion in Continental Europe.

-

International mortgage primary insurance in force (IIF) grew 32 percent,[3] reflecting strong growth in new insurance written (NIW) including the company’s first bulk transaction in Japan. The unearned premium reserve increased 25 percent[3] to $2.5 billion.

[2]

The Income Distribution Series products are comprised of our retirement income deferred and immediate variable annuity products, including those variable annuity products with rider options that provide similar income features. These products do not include fixed single premium immediate annuities or deferred annuities, which may also serve income distribution needs. Sales data is available in the company’s financial supplement posted on the company’s website.

[3]	Excludes the impact of foreign exchange.

•

U.S. mortgage insurance primary IIF grew 20 percent, representing the fifth consecutive quarter of growth. NIW increased 93 percent from strong flow and bulk sales. Flow persistency increased to 78 percent.

•

Recent cost efficiency studies in connection with Genworth’s January 2007 business realignment and consolidation, identified $220 million of cost savings and efficiencies over 2 years, of which approximately $100 million will be reinvested in strategic growth opportunities, and approximately $75 million expected to contribute to income over that period.

•

Genworth made sound progress on capital management initiatives, including repurchasing $233 million of shares in the first quarter, announcing an additional $600 million repurchase authorization and in April, completing a $540 million term life XXX reserve securitization.

2007 Outlook

Genworth affirmed its 2007 outlook for net operating income of $3.15 to $3.25 per diluted share.

Segment Results

Segment net operating income presented in the tables below exclude net investment gains (losses) and other adjustments and reorganization costs incurred, net of taxes. In the discussion of results, all percentage changes referenced exclude the impact of foreign exchange. The impact of foreign exchange on net operating income in the first quarter of 2007 was a favorable $4 million in the International segment.

Retirement and Protection Segment net operating income (in millions)	Q1 07	Q1 06
Managed Money	$10	$2
Retirement Income	46	49
Institutional	14	10
Life Insurance	78	74
Long Term Care	37	43

Total Retirement and Protection	$185	$178

Sales (in millions)	Q1 07	Q1 06
Managed Money	$1,712	$582
Retirement Income	958	842
Institutional	622	757
Life Insurance	88	62
Long Term Care	52	48

Assets Under Management[4] (in millions)
Fee-Based[5]	$23,920	$8,796
Spread-Based[6]	31,565	31,704

Total Assets Under Management	$55,485	$40,500

Retirement and Protection segment net operating income increased 4 percent in the first quarter to $185 million driven by a shift to fee-based managed money and retirement income products. The increase was driven by five-fold growth in managed money earnings, including a $4 million contribution from AssetMark. Managed money AUM nearly tripled to $18.8 billion.

Retirement income earnings declined $3 million to $46 million in the current quarter, reflecting the absence of $6 million of favorable items, which occurred in the prior year period. Excluding prior year items, earnings grew by 7 percent driven by a 72 percent increase in fee-based assets under management, partially offset by a 5 percent decline in spread-based retail assets and $3 million in lower service-related fees. Institutional earnings were

[4]	Assets under management represent account values, net of reinsurance, and managed third party assets.
[5]	Fee-based includes managed money and retirement income fee-based businesses.
[6]	Spread-based includes retirement income and institutional spread-based businesses.

up 40 percent to $14 million driven by a 10 percent increase in assets under management and improved spreads. Life insurance earnings were up 5 percent to $78 million from growth in premiums and policy fees, partially offset by less favorable mortality. Long term care (LTC) results reflected lower expenses and solid performance in newer issued policies, offset by higher losses in the older LTC books of business and lower investment yields. The prior year quarter included $5 million of favorable reserve items.

Managed money sales nearly tripled to $1.7 billion, reflecting strong organic growth and the AssetMark acquisition. Income distribution series product sales increased by $145 million to $409 million as a result of strong growth in the guaranteed minimum withdrawal benefit for life product. Lower spread-based, fixed annuity sales reflected the unfavorable yield curve environment that continued to make alternative products attractive. Total life sales increased 42 percent to $88 million, as a doubling of universal life sales more than offset a 15 percent decline in term life sales. Universal life sales in the quarter included $48 million of excess deposits. Lower term life sales reflected the continued competitive pricing environment and an ongoing shift by brokerage general agents toward universal life products. LTC sales increased 8 percent from $4 million in sales of a newly introduced linked benefit product that combines universal life and LTC product features. Consistent individual LTC growth in the independent sales channel offset a decline in the career sales channel as it transitions to an entrepreneurial sales model.

International Segment net operating income (in millions)	Q1 07	Q1 06
Mortgage Insurance
• Canada	$55	$46
• Australia	36	30
• Other International	3	1
Payment Protection	29	25

Total International	$123	$102

Sales (in billions)	Q1 07	Q1 06
Mortgage Insurance
• Canada	$6.4	$4.0
• Australia	13.1	12.4
• Other International	8.7	4.0

Total Mortgage Insurance	$28.2	$20.4

Payment Protection	$0.6	$0.4

International net operating income increased 17 percent to $123 million. In Canada, net operating income was up 22 percent reflecting solid revenue growth and a stable loss environment. In Australia, net operating income increased 13 percent from double-digit revenue growth and favorable taxes, partially offset by higher losses. Other international mortgage insurance results reflected strong earnings growth in Europe partially offset by expenses related to investment in newer markets. Payment protection earnings increased 8 percent from strong premium growth and lower taxes.

International mortgage insurance NIW increased 33 percent from higher flow sales in Canada and Europe and increased bulk sales in Australia, Europe and Japan. In Canada, flow sales increased 53 percent as the company continued to gain share in a growing market. In Australia, sales increased 36 percent after adjusting for a net catch-up in client sales reporting of $3 billion in the comparable quarters, and included a $1.8 billion increase in bulk sales in the current period. In other international mortgage insurance, sales increased $4.7 billion from strong growth in southern Europe and the U.K., and the completion of a $2.6 billion bulk transaction in Japan. Payment protection sales increased 28 percent as a result of higher volume in Canada, volume growth in the U.K. and expansion in Continental Europe.

U.S. Mortgage Insurance (in millions)	Q1 07	Q1 06
Segment Net Operating Income	$65	$72

Primary Insurance In Force (in billions)	$120.5	$100.5

Primary Sales (in billions)
Flow	$6.9	$5.5
Bulk	6.1	1.3

Total Primary Sales	$13.0	$6.8

U.S. Mortgage Insurance net operating income declined $7 million to $65 million, as 18 percent premium growth was more than offset by $33 million of higher losses. Losses in the first quarter of 2006 were highly favorable, primarily from an unusual decrease in delinquency counts.

Primary IIF increased for the fifth sequential quarter to $120.5 billion reflecting strong sales growth and higher persistency. U.S. flow mortgage insurance sales grew 25 percent, reflecting growth in the mortgage insurance market. U.S. bulk mortgage insurance sales increased $4.8 billion.

Paid claims increased 23 percent or $7 million. The increase in paid claims was primarily in the Great Lakes region and from claims paid on higher average loan balances. Excluding the Great Lakes, claims increased 13 percent. Loss reserves increased sequentially $14 million in the quarter from higher reserves per delinquency associated with larger loan balances and increased foreclosure inventories. Primary delinquency counts were down 4 percent on a sequential quarter basis, consistent with historical seasonal trends.

Corporate and Other

Corporate and Other (in millions)	Q1 07	Q1 06
Net operating loss	($33)	($15)

Corporate and Other net operating loss was $33 million reflecting lower income related to reduced partnership distributions and increased expenses.

Stockholders’ Equity

Stockholders’ equity as of March 31, 2007 was $13.3 billion, or $30.43 per share, compared with $12.5 billion, or $27.37 per share, as of March 31, 2006. Stockholders’ equity, excluding accumulated other comprehensive income, as of March 31, 2007 was $12.2 billion, or $27.89 per share, compared with $11.7 billion, or $25.74 per share, as of March 31, 2006.

Share Repurchases

During the quarter, Genworth repurchased 6.6 million shares at a weighted average price of $35.16 per share. As of March 31, 2007, Genworth had the authority to repurchase an additional $867 million in 2007.

The timing of future share repurchases under the company’s stock repurchase program will depend on a variety of factors, including market conditions, and may be suspended or discontinued at any time. Common stock acquired through the repurchase program will be held as treasury shares and may be used for general corporate purposes, including reissuances in connection with acquisitions, employee stock option exercises or other employee stock plans.

About Genworth Financial

Genworth is a leading financial security company meeting the retirement, longevity and lifestyle protection, investment and mortgage insurance needs of more than 15 million customers with a presence in more than 25 countries. For more information, visit genworth.com.

Conference Call and Financial Supplement Information

This press release and the first quarter 2007 financial supplement are now posted on the company’s website. Also posted on the company’s website is a graphical depiction of the company’s new segmentation that is effective beginning with the first quarter of 2007. Investors are encouraged to review all of these materials. Genworth will conduct a conference call on May 1 from 9 a.m. to 10 a.m. (EDT) to discuss the quarter’s results and outlook. The conference call will be accessible via telephone and the Internet. The dial-in number for Genworth’s May 1 conference call is 1-866-875-7108 or 1-706-634-9180 (outside the U.S.). To participate in the call by webcast, register at http://investor.genworth.com at least 15 minutes prior to the webcast to download and install any necessary software.

The webcast will be archived on the company’s website. A replay of the call will be available at 1-800-642-1687 or 1-706-645-9291 (outside the U.S.); pass code 5654632. A downloadable podcast/MP3 file will be available within 24 hours of the earnings call. The webcast replay and file download will be available through May 15, 2007.

Use of Non-GAAP Measures

This press release includes the non-GAAP financial measure entitled “net operating income.” The company defines net operating income as net income from continuing operations excluding after-tax net investment gains (losses), which can fluctuate significantly from period to period, changes in accounting principles and infrequent or unusual non-operating items. There were no infrequent or unusual non-operating items excluded from net operating income for the periods presented in this press release other than a $14 million after-tax expense recorded in the first quarter of 2007 related to reorganization costs.

Management believes that analysis of net operating income enhances understanding and comparability of performance by highlighting underlying business activity and profitability drivers. However, net operating income should not be viewed as a substitute for GAAP net income. In addition, the company’s definition of net operating income may differ from the definitions used by other companies. The table at the end of this press release includes a reconciliation of net income to net operating income.

Due to the unpredictable nature of the items excluded from the company’s definition of net operating income, the company is unable to reconcile its outlook for net operating income to net income presented in accordance with GAAP.

For a reconciliation of segment net income to segment net operating income, see the company’s first quarter 2007 financial supplement on the company’s website at genworth.com or in the company’s Current Report on Form 8-K furnished on April 30, 2007.

Definition of Sales

The term “sales” as used in this press release means (1) annualized first-year premiums for term life insurance, long term care insurance and Medicare supplement insurance; (2) new and additional premiums/deposits for universal life insurance, linked-benefits, spread-based and variable products; (3) new deposits for managed assets; (4) written premiums, deposits and premium equivalents for third-party administered business, gross of ceded reinsurance and cancellations for payment protection insurance; (5) new insurance written for mortgage insurance, which in each case reflects the amount of business the company generated during each period presented; and (6) written premiums net of cancellations for our Mexican insurance operations. Sales do not include renewal premiums on policies or contracts written during prior periods. The company considers annualized first-year premiums, new premiums/deposits, written premiums and new insurance written to be a measure of the company’s operating performance because they represent a measure of new sales of insurance policies or contracts during a specified period, rather than a measure of the company’s revenues or profitability during that period. This operating measure enables the company to compare its operating performance across periods without regard to revenues or profitability related to policies or contracts sold in prior periods or from investments or other sources.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will,” or words of similar meaning and include, but are not limited to, statements regarding the outlook for the company’s future business and financial performance. Forward-looking statements are based on management’s current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially due to global political, economic, business, competitive, market, regulatory and other factors and risks, including the following:

•

Risks relating to the company’s businesses, including interest rate fluctuations, downturns and volatility in equity markets, defaults in portfolio securities, downgrades in the company’s financial strength and credit ratings, insufficiency of reserves, legal constraints on dividend distributions by subsidiaries, competition, availability and adequacy of reinsurance, defaults by counterparties, regulatory restrictions on the company’s operations and changes in applicable laws and regulations, legal or regulatory investigations or actions, political or economic instability, the failure or any compromise of the security of the company’s computer systems, and the occurrence of natural or man-made disasters or a pandemic disease;

•

Risks relating to the company’s Retirement and Protection segment, including unexpected changes in morbidity and mortality, accelerated amortization of deferred acquisition costs and present value of future profits, goodwill impairments, reputational risks if the company were to raise premiums on in-force long term care insurance products, medical advances such as genetic mapping research, unexpected changes in persistency rates, increases in statutory reserve requirements, and the failure of demand for long term care insurance to increase as the company expects;

•

Risks relating to the company’s International segment, including political and economic instability, foreign exchange rate fluctuations, unexpected changes in unemployment rates, deterioration in economic conditions or decline in home price appreciation, unexpected increases in mortgage insurance default rates or severity of defaults, decreases in the volume of high loan-to-value international mortgage originations, increased competition with government-owned and government-sponsored entities offering mortgage insurance, changes in regulations, and growth in the global mortgage insurance market that is lower than the company expects;

•

Risks relating to the company’s U.S. Mortgage Insurance segment, including the influence of Fannie Mae, Freddie Mac and a small number of large mortgage lenders and investors, decreases in the volume of high-loan-to-value mortgage originations or increases in mortgage insurance cancellations, increases in the use of simultaneous second mortgages and other alternatives to private mortgage insurance and reductions by lenders in the level of coverage they select, unexpected increases in mortgage insurance default rates or severity of defaults, deterioration in economic conditions or a decline in home price appreciation, increases in the use of reinsurance with reinsurance companies affiliated with the company’s mortgage lending customers, increased competition with government-owned and government-sponsored entities offering mortgage insurance, changes in regulations, legal actions under Real Estate Settlement Practices Act, and potential liabilities in connection with the company’s U.S. contract underwriting services; and

•

Other risks, including the possibility that in certain circumstances the company will be obligated to make payments to GE under the company’s tax matters agreement with GE even if the company’s corresponding tax savings are never realized and the company’s payments could be accelerated in the event of certain changes in control, and provisions of the company’s certificate of incorporation and bylaws and the company’s tax matters agreement with GE may discourage takeover attempts and business combinations that stockholders might consider in their best interests.

The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

# # #

Contact Information:

Investors:	Alicia Charity, 804.662.2248
Alicia.charity@genworth.com

Linnea Olsen, 804.662.2536
Linnea.olsen@genworth.com

Media:	Tom Topinka, 804.662.2444
Thomas.topinka@genworth.com

Net Income and Net Operating Income

(amounts in millions, except per share data)

	Three months ended March 31,
	2007	2006
REVENUES:
Premiums	$1,511	$1,371
Net investment income	984	912
Net investment gains (losses)	(19)	(22)
Policy fees and other income	234	181

Total revenues	2,710	2,442

BENEFITS AND EXPENSES:
Benefits and other changes in policy reserves	1,067	915
Interest credited	385	372
Acquisition and operating expenses, net of deferrals	489	436
Amortization of deferred acquisition costs and intangibles	213	164
Interest expense	107	82

Total benefits and expenses	2,261	1,969

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	449	473

Provision for income taxes	135	151

INCOME FROM CONTINUING OPERATIONS	314	322

Income from discontinued operations, net of taxes	10	8

NET INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE	324	330

Cumulative effect of accounting change, net of taxes	—	4

NET INCOME	324	334

ADJUSTMENTS TO NET INCOME:
Income from discontinued operations, net of taxes	(10)	(8)
Net investment (gains) losses, net of taxes and other adjustments	12	15
Expenses related to reorganization, net of taxes	14	—
Cumulative effect of accounting change, net of taxes	—	(4)

NET OPERATING INCOME	$340	$337

Net earnings from continuing operations per common share:
Basic	$0.71	$0.69

Diluted	$0.69	$0.67

Net earnings per common share:
Basic	$0.74	$0.72

Diluted	$0.71	$0.70

Net operating earnings per common share:
Basic	$0.77	$0.72

Diluted	$0.75	$0.70

Weighted-average common shares outstanding:
Basic	441.0	467.0

Diluted	455.0	479.5